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SIGMATRON INTERNATIONAL, INC.
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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On August 17, SigmaTron International, Inc. (the “Company”) appointed two new directors to the Company’s board of directors to fill the vacancies created by the recent resignations of Carl A. Zemenick and John P. Chen. The newly appointed directors are Barry R. Horek and Paul J. Plante.
     For over 30 years Barry R. Horek was with the accounting firm of Ernst & Young LLP where he served as a tax partner from 1987 until his retirement in 2007. During that time he served a variety of multinational privately owned and public company clients specializing in manufacturing and consumer products. During his tenure at Ernst & Young LLP, Mr. Horek also served as an area tax business unit leader for the firm’s Entrepreneurial Services Practice and as an Area Director for Tax Policy Implementation where he was responsible for monitoring quality and regulatory compliance. During the 2008 — 2009 academic year, Mr. Horek taught intermediate accounting at North Central College in Naperville, Illinois and has continued to consult with numerous companies on corporate tax matters. Mr. Horek is a CPA and holds a Bachelor’s Degree in Business Administration from Carthage College and a Master’s of Science in Taxation from DePaul University. Over the past 3 years he has served on the Board of Directors of Loaves and Fishes, a not for profit food pantry of which he is past Treasurer and currently Vice Chairman. He previously served for 10 years as a Board member and President of the Naperville United Way. Mr. Horek was also appointed to serve on the Company’s audit and nominating committees effective August 17, 2011.
     From December, 2008 to the present, Paul J. Plante has been the President and owner of Florida Fresh Vending Corp., a privately held company, with vending machines throughout central Florida. Before joining Florida Fresh Vending, from February, 2007 to May, 2008, Mr. Plante served as Vice President — Medical Industry Solutions of Kimball Electronics Group Company, an electronic manufacturing services company that serves, among others, the medical industry. From September, 1986 through February, 2007, Mr. Plante served in various capacities for Reptron Electronics, Inc., a publicly traded electronic manufacturing services company located in Tampa, Florida, until its acquisition by Kimball Electronics Group. From September, 1986 to March, 1994, Mr. Plante served as Reptron’s Chief Financial Officer. From March, 1994 through February, 2004, Mr. Plante served as Reptron’s President and Chief Operating Officer and from February 2004 through February, 2007 served as President and Chief Executive Officer. He holds a Bachelor’s Degree in Accounting from Michigan State University and a Master’s of Business Administration from the University of South Florida.
     In addition to the appointments of Messrs. Horek and Plante to the board on August 17, 2011, the Company appointed two additional directors to the Company’s board of directors on August 19, 2011. The newly appointed directors effective August 19, 2011 were Bruce J. Mantia and the Company’s Chief Financial Officer, Linda K. Frauendorfer.
     Bruce J. Mantia joined the accounting firm, Ernst & Young LLP, in 1973 and served Ernst & Young in various capacities until his retirement in June, 2005. From July, 2005 through

October, 2007, Mr. Mantia served as a consultant to Ernst & Young LLP. Mr. Mantia provided audit services to mainly publicly held companies. From 1984 through 1988, Mr. Mantia was the lead partner on the Company’s audit team. Subsequent to 1988, Mr. Mantia served in various roles in Ernst & Young’s national office, including as a member of the Operating Committee, as National Director of Total Quality Management, and National Director and Vice-Chair of Human Resources. He served as Office Managing Partner of the Stamford, Connecticut office from February, 1997 to June, 2005. Mr. Mantia was a member of the Chicago 2016 Olympic Committee management team from November, 2006 to July, 2007, serving as its acting Chief Financial Officer during that period. Mr. Mantia is a CPA and holds a Bachelor of Science in Accounting from the University of Illinois at Chicago.
     Linda K. Frauendorfer has served as Chief Financial Officer of the Company since February, 1994 and previously as the Corporate Controller from June 1991 through January, 1994. Ms. Frauendorfer’s public company experience includes all aspects of the U.S. and foreign accounting and finance functions, corporate governance and regulatory compliance, foreign operations, SEC reporting, investment and commercial banking, mergers and acquisitions, shareholder relations and human resources. Ms. Frauendorfer holds a Bachelor of Science, Business Administration from The Ohio State University and received her Director Professionalism Education Certification from the National Association of Corporate Directors, Chicago. Ms. Frauendorfer participates in the National Association of Corporate Directors continuing education programs and is a member of that organization. Ms. Frauendorfer has broadened her experience by serving on the Board Access Committee of the Chicago Financial Exchange where she is an active member.
     Finally, in light of the recent resignation of director John P. Chen, who previously served as Chairman of the Company’s board of directors, the board elected the Company’s current President and Chief Executive Officer, Gary R. Fairhead as Chairman. The Company believes that it will be best served by having Gary R. Fairhead serve as both the Chairman of the Board and the Chief Executive Officer. Given the relatively small size of the executive management team and the Board, and the experience and expertise of Mr. Fairhead, the Company believes it is most effective and efficient to have him serve in both capacities. The board does not currently have a designated lead independent director. The Audit Committee, the Compensation Committee and the Nominating Committee are each comprised solely of independent directors. The Company believes the composition of those committees, the fact that its independent directors recommend board nominees and the executive officers’ compensation, and the practice of the independent directors to hold regular meetings without any member of management being present, help ensure a level of independent oversight that is appropriate for the Company.